EXHIBIT H-1

Proposed Form of Notice

                         EIF Neptune, LLC, Starwood Energy Investors, L.L.C. and Atlantic Energy Partners have filed an Application seeking an order declaring, pursuant to Section 20 of the Public Utility Holding Company Act of 1935 (“Act”) and Section 5(e) of the Administrative Procedure Act, 5 U.S.C. §554(e), that none of them will become a “holding company” within the meaning of Section 2(a)(7) of the Act solely as a result of their acquisition of interests in a “public-utility company,” Neptune Regional Transmission System, LLC.